Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225551

PROSPECTUS ADDENDUM (to Prospectus Supplements, Product Supplements and Pricing Supplements dated as of various dates, and Prospectus dated October 31, 2018)

UBS AG Exchange Traded Access Securities (ETRACS) Series B

This prospectus addendum relates to various series of outstanding Exchange Traded Access Securities (collectively, “ETRACS”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. This prospectus addendum and the applicable prospectus supplement, product supplement or pricing supplement, dated as of various dates, will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared a prospectus supplement (as amended or supplemented from time to time), each referred to as the “original prospectus supplement” or a pricing supplement (as amended or supplemented from time to time), each referred to as the “original pricing supplement” and a product supplement (as amended from time to time), each referred to as a “product supplement”, related to your series of ETRACS. The applicable product supplement related to your ETRACS, if any, is identified in the applicable original pricing supplement relating to your series of ETRACS. The applicable original prospectus supplement or original pricing supplement and, if applicable, product supplement, relating to each series of ETRACS was attached to a “base” prospectus, which, for certain series of ETRACS, has been replaced from time to time.

UBS AG has prepared a new “base” prospectus dated October 31, 2018. This new base prospectus replaces the prior base prospectus. Because the terms of your ETRACS otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement, or original pricing supplement and related product supplement, if any, as applicable. As a result, you should read either (i) the original prospectus supplement for your ETRACS, which gives the specific terms of your ETRACS, or (ii) the original pricing supplement and related product supplement for your ETRACS, which gives the specific terms of your ETRACS, in each case together with the base prospectus dated October 31, 2018. When you read these documents, please note that all references in the original prospectus supplement, or pricing supplement and product supplement, as applicable to the base prospectus dated as of a date prior to October 31, 2018, or to any sections of the prior base prospectus, should refer instead to the base prospectus dated October 31, 2018, or to the corresponding section of that base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement, or pricing supplement and product supplement, as applicable to the base prospectus dated as of a date prior to October 31, 2018, you should use the following website link to access the base prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated as of a date prior to October 31, 2018 that is provided in the original prospectus supplement, or pricing supplement and product supplement, as applicable for your securities. A table of contents for the new base prospectus is provided on page i of the October 31, 2018 base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplements or the original pricing supplements and related product supplements, as applicable, and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement or the original pricing supplements and related product supplements, as applicable, for your ETRACS and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated October 31, 2018